Exhibit 10.51
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (“Agreement”) is dated as of September 29, 2006 (“Effective Date”), by and between Catalytica Energy Systems, Inc., a Delaware corporation (“CESI”), and Kawasaki Heavy Industries, Ltd., a Japanese corporation (“Kawasaki”).
WHEREAS, CESI and Kawasaki have entered into that certain Asset Purchase Agreement dated simultaneously herewith (“Asset Purchase Agreement”);
WHEREAS, CESI has developed expertise and technology of a catalytic combustion system that incorporates catalytic modules that are utilized to oxidize hydrocarbon fuels in the combustion system of gas turbines;
WHEREAS, Kawasaki desires to obtain from CESI certain patents and technical materials associated with such CESI catalytic combustion system that are necessary or useful in the manufacturing, operation, distribution, sales, and support of such catalytic combustion systems for Small Gas Turbines; and
WHEREAS, CESI desires to grant a license of such patents and technical materials to Kawasaki.
NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings specified in the Asset Purchase Agreement.
          1.1. “Affiliate” shall have the meaning set forth in the Asset Purchase Agreement.
          1.2. “Assigned Patents” shall have the meaning set forth in the Asset Purchase Agreement.
          1.3. “Patents” means patents (including utility models, as well as divisions, reissues, continuations, continuations-in-part, renewals and extensions of any of the foregoing) and provisional and regular applications therefor, and patents which may be issued on such applications.
          1.4. “SGT Catalytic Module” means a catalytic container module designed for use solely with Small Gas Turbines to reduce the nitrous oxide emissions of such Small Gas Turbines.
          1.5. “Small Gas Turbines” shall have the meaning set forth in the Asset Purchase Agreement and shall include the term “SGT.”
          1.6. “Technical Information” means all technical information, know-how, trade secrets, manufacturing techniques, software and other copyrightable works, engineering and other data, drawings, material and process specifications (whether patented or unpatented, whether in written, printed, oral or other form) that are required or reasonably necessary for Kawasaki to continue the manufacturing of SGT Catalytic Modules from and after the Closing Date.
     2. License.
          2.1. Multi-Use Patents. The parties acknowledge that the patents listed in Exhibit A (“Multi-Use Patents” or “Licensed Patents”) are applicable to both Small Gas Turbines and to other products and technologies, including, without limitation, gas turbines that are not Small Gas Turbines. Kawasaki may request in writing from time to time that CESI identify which Multi-Use Patents, if any, that it has decided to abandon, and CESI shall respond in writing to such requests. Subject to the terms and conditions of this Agreement, with respect to any Multi-Use Patents that CESI indicates in any such response that it has decided to abandon (“Abandoned Multi-Use Patents”), CESI shall, upon Kawasaki’s written request, and without additional consideration, assign such Abandoned Multi-Use Patents to Kawasaki. Notwithstanding anything to the contrary, the obligations of CESI under this Section 2.1 (a) shall not apply to any third parties, including, without limitation, any successors or assigns of CESI or any acquirers or other assignees of any Multi-Use Patents, and (b) shall terminate with respect to any Multi-Use Patent upon the acquisition or other transfer of such Multi-Use Patent (including, without limitation, as a result of a voluntary assignment of such Multi-Use Patent to a third party, an acquisition by a third party of CESI assets that include such Multi-Use Patent, or a merger involving CESI).
          2.2. Licenses.
               (a) Patents. Subject to the terms and conditions of this Agreement, CESI hereby grants to Kawasaki a perpetual, fully paid-up, royalty-free, worldwide, irrevocable license, under the Multi-Use Patents, to make, have made, test, use, sell, offer to sell, import, export, distribute, market, promote, sublicense, create improvements, and commercially exploit SGT Catalytic Modules.
               (b) Technical Materials. Subject to the terms and conditions of this Agreement, CESI hereby grants to Kawasaki a perpetual, fully paid-up, royalty-free, worldwide, irrevocable license to:
                    (i) use, modify, create derivative works of, and reproduce the technical materials listed in Exhibit B (“New Technical Materials”), Technical Information associated with the Multi-Use Patents (the “Multi-Use Technical Information”), and the Technical Information and Xonon Control Algorithms (as such terms are defined in the TDTA) owned by CESI and previously delivered by CESI to Kawasaki pursuant to the TDTA (the New Technical Materials, Multi-Use Technical Information, and such Technical Information and Xonon Control Algorithms, collectively, “Licensed Technical Materials”) as reasonably necessary to design, develop, manufacture, have made, test, use, sell, offer to sell, import, export, distribute, market, promote, sublicense, create improvements, and commercially exploit SGT Catalytic Modules;

                    (ii) distribute the Licensed Technical Materials to Kawasaki’s Affiliates, and sublicense to such Affiliates the rights granted in subsection (i) above;
                    (iii) distribute the Licensed Technical Materials to contractors and consultants of Kawasaki and its Affiliates (collectively, “Kawasaki Contractors”), and sublicense to such contractors and consultants the rights granted in subsection (i) above solely on behalf of Kawasaki and its Affiliates; and
                    (iv) distribute the Licensed Technical Materials to customers and potential customers of SGT Catalytic Modules and associated Small Gas Turbines (collectively, “Kawasaki Customers”) as Kawasaki reasonably deems appropriate in the Small Gas Turbine market, and sublicense to such customers and potential customers the right to use such Licensed Technical Materials in the offering for sale, sale, service and repair of SGT Catalytic Modules and associated Small Gas Turbines.
CESI shall use commercially reasonable efforts to deliver the New Technical Materials to Kawasaki in both hardcopy and in electronic form.
               (c) Authorized Users. Kawasaki shall be responsible for compliance by its Affiliates, Kawasaki Contractors and Kawasaki Customers (collectively, “Authorized Users”) with the terms and conditions of Sections 2.2 and 2.3 of this Agreement to the same extent as Kawasaki itself, and any act or omission of any Authorized User shall constitute an act or omission of Kawasaki. Kawasaki and the Authorized Users shall not use or disclose any Licensed Technical Information except as permitted in Section 2.2.
               (d) Exclusivity. CESI agrees that Kawasaki’s licenses as to the Licensed Patents and Licensed Technical Materials under Sections 2.2(a) and 2.2(b) shall be EXCLUSIVE to Kawasaki as to SGT Catalytic Modules. CESI agrees that as of the Effective Date, CESI shall have no right to manufacture, make, have made, license, sublicense, distribute, or otherwise commercially exploit the Licensed Technical Materials in connection with any SGT Catalytic Modules without the prior written consent of Kawasaki.
               (e) Marking; Requests for Disclosure. Kawasaki shall (and shall cause its Affiliates and Kawasaki Contractors to) mark substantially permanently and legibly, and shall require the permanent and legible marking of, all SGT Catalytic Modules and related documentation with such patent notice as may be required under Title 35, United States Code or other applicable rules or regulations in foreign jurisdictions. With respect to the Licensed Patents, Kawasaki shall respond to any request for disclosure under 35 U.S.C. § 287(b)(4)(B) only by notifying CESI of the request for disclosure.
          2.3. Sublicense Limitations. If Kawasaki grants any sublicense to the Licensed Patents or the Licensed Technical Materials: (A) Kawasaki shall be responsible for compliance by the sublicensee with the terms and conditions of Sections 2.2 and 2.3 of this Agreement to the same extent as Kawasaki itself, (B) any act or omission of a sublicensee shall constitute an act or omission of Kawasaki, and (C) each sublicensee shall agree in writing that it is subject to the terms and conditions of Sections 2.2 and 2.3 of this Agreement (without the right to further sublicense), and that CESI shall be third party beneficiary of each such sublicense as necessary to enforce its rights in the Licensed Patents and Licensed Technical Materials. Notwithstanding subsection (C) to the contrary, Kawasaki shall have the right to include in its specifications sheets, product data sheets, support manuals and other marketing, sales and support materials for SGT Catalytic Modules any Licensed Technical Materials that are customarily included in such materials, without entering into any writing with the recipients of such materials.
          2.4. No Implied Rights. Each party hereby retains all rights not expressly granted by this Agreement. Each party hereby disclaims any and all implied licenses, rights and obligations, including any licenses, rights or obligations that may be deemed granted by this Agreement or the activities of the parties hereunder.
     3. Xonon Trademark.
          3.1. License. During the term of this Agreement, subject to the terms and conditions of this Agreement, CESI hereby grants to Kawasaki the EXCLUSIVE right to use the marks listed in Exhibit C (the “CESI Trademarks”) on and in relation to its sale of the SGT Catalytic Modules. Kawasaki shall have the right to sublicense the foregoing right to its Affiliates and contractors; provided that (a) Kawasaki shall be responsible for compliance by its sublicensees with the terms and conditions of Section 3 of this Agreement to the same extent as Kawasaki itself, (b) any act or omission of any sublicensee shall constitute an act or omission of Kawasaki, and (c) each sublicensee shall agree in writing that it is subject to the terms and conditions of Section 3 of this Agreement and that CESI shall have a right of action against the sublicensee as necessary to enforce the terms and conditions of this Section 3. Nothing in this Agreement requires Kawasaki to use any CESI Trademarks.
          3.2. Quality Control.
               (a) Kawasaki shall ensure that all use of the CESI Trademarks shall be in accordance with the reasonable instructions and guidelines of CESI as provided to Kawasaki from time to time.
               (b) All SGT Catalytic Modules that are marked using a CESI Trademark and are manufactured by Kawasaki or any of its sublicensees (“Marked Modules”) shall be of such quality as will, in CESI’s reasonable judgment, protect and enhance the goodwill, image and reputation adhering to the CESI Trademarks. Kawasaki shall cooperate reasonably with CESI in enabling CESI to ascertain that the Marked Modules meet CESI’s quality standards. Such cooperation shall include, without limitation, upon CESI’s written request, providing CESI with communications from third parties regarding the quality of the Marked Modules, and upon at least ten (10) days prior written notice, providing CESI with access to the Marked Module packaging and distribution facilities during normal business hours for reasonable inspection by CESI.
               (c) From time to time and upon CESI’s written request, Kawasaki shall submit to CESI samples of all materials bearing any CESI Trademark, including, without limitation, any advertising, packaging and other publicly disseminated materials. If CESI discovers any improper use of any CESI Trademark on any such submission and delivers a writing describing in detail the improper use to Kawasaki, Kawasaki shall promptly remedy the improper use.
          3.3. Protection of Mark.
               (a) Kawasaki shall conduct its business associated with Marked Modules in a manner that will reflect positively on the CESI Trademarks.
               (b) Kawasaki shall use the CESI Trademarks in a manner that does not derogate CESI’s rights in the CESI Trademarks or the value of the CESI Trademarks, and shall take no action that would interfere with, diminish or tarnish those rights or value.
               (c) On each product, document, advertisement or other material on which Kawasaki uses a CESI Trademark, Kawasaki shall mark the first prominent use of the CESI Trademark with a “™” or “®” trademark legend, as applicable, and include a trademark notice in a form reading, “[CESI Trademark] is a trademark of Catalytica Energy Systems, Incorporated” at least once on such document, advertisement or other material.
               (d) Kawasaki shall not use as its own any service mark, service name, trade name or trademark confusingly similar to any CESI Trademark.
               (e) Kawasaki shall reasonably cooperate with CESI’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect CESI’s intellectual property rights in the CESI Trademarks. Kawasaki shall not register any CESI Trademark without CESI’s express prior written consent, and CESI shall retain the exclusive right to apply for and obtain registrations for the CESI Trademarks throughout the world.
               (f) Kawasaki shall notify CESI promptly of any actual or threatened infringements, imitations or unauthorized uses of any CESI Trademark of which Kawasaki becomes aware.
               (g) Kawasaki shall not challenge the validity of any CESI Trademark, CESI’s ownership of any CESI Trademark, or the enforceability of CESI’s rights therein.
          3.4. License Termination. CESI may terminate the license granted to Kawasaki in Section 3.1, and all sublicenses granted thereunder, upon any breach of Section 3 by Kawasaki or any of its sublicensees if such breach is not cured within thirty (30) days of CESI notifying Kawasaki of such breach.
          3.5. Reservation of Rights. All rights of CESI in and to the CESI Trademarks not expressly granted under Section 3.1 are reserved by CESI. Kawasaki shall not, and shall have no right to, reproduce or use (or authorize the reproduction or use of) any CESI Trademark in any manner whatsoever other than as expressly authorized by Section 3.1. All use of the CESI Trademarks by Kawasaki and its sublicensees, and all goodwill associated with such use, shall inure to the benefit of CESI.

     4. Training. In consideration of the Training Fee (defined below), CESI agrees to provide the training services described on Exhibit D to Kawasaki, its Affiliates, and its and their subcontractors or sublicensees (including, without limitation, Tanaka Kikinzoku Kogyo K.K.).
     5. Purchase Price. As consideration of the assignment, license, and training described in this Agreement, Kawasaki agrees to pay CESI, as part of the Purchase Price provided under the Asset Purchase Agreement, a one time payment as allocated in the Asset Purchase Agreement.
     6. Disclaimer of Warranties. The Asset Purchase Agreement sets forth all of the representations and warranties made by the parties in connection with this Agreement. Except as otherwise set forth in the Asset Purchase Agreement, neither party makes any representations or warranties in connection with the Assigned Patents, Multi-Use Patents, Licensed Technical Materials or any other aspects of this Agreement, whether express or implied, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose, title or non-infringement, or any warranties that may arise from course of performance, course of dealing or usage of trade.
     7. Limitation of Liability.
          7.1. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT FOR LIABILITY FOR INFRINGEMENT, MISAPPROPRIATION OR OTHER UNAUTHORIZED USE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY, NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES OF ANY KIND, OR ANY LOSS OF REVENUE OR PROFITS, LOSS OF BUSINESS, OR LOSS OF DATA, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, OR OTHERWISE), EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
          7.2. Each party’s liability arising out of or in connection with this Agreement shall be subject to the limits set forth in Section 8.5 of the Asset Purchase Agreement.
     8. Confidentiality. The terms and conditions of Section 6.6 and 6.13 of the Asset Purchase Agreement shall apply to this Agreement and the terms and conditions hereof.
     9. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party will operate or be construed as a waiver of any other or subsequent breach by the other party. No failure or delay by either party in exercising any right, remedy, power or privilege hereunder, nor any single or partial exercise thereof, shall operate as a waiver of any right, remedy, power or privilege hereunder.
     10. Severability. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

     11. Governing Law. This Agreement, and all the rights and duties of the parties arising out of, in connection with, or relating in any way to the subject matter of this Agreement or the transactions contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of California (excluding its conflict of laws rules which would refer to and apply the substantive laws of another jurisdiction). Any suit or proceeding hereunder shall be brought exclusively in the United States District Court for the Northern District of California and state courts located in Santa Clara County, California. Each party consents to the personal jurisdiction of such courts and waives any objection that such courts are an inconvenient forum.
     12. Injunctive Relief. Each party acknowledges that a breach of its obligations under this Agreement would cause the other party irreparable damage. Accordingly, each party agrees that in the event of such breach or threatened breach by the other party, in addition to remedies at law, the non-breaching party shall have the right to injunctive or other equitable relief to prevent violations by the breaching party of the terms and conditions of this Agreement, without the necessity of posting bond or other security.
     13. Assignment. Neither party shall, or shall have the right to, assign, delegate or otherwise transfer (whether voluntarily, by operation of law, or otherwise) this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment, delegation or other transfer made in contravention of this Section shall be null and void for all purposes. Notwithstanding the foregoing, (a) either party may assign this Agreement to any Affiliate or third party that acquires all or substantially all of such party’s assets, (b) CESI may assign this Agreement to any Affiliate or third party that acquires all or substantially all of the intellectual property rights licensed to Kawasaki under this Agreement, and (c) Kawasaki may assign this Agreement to any Affiliate, or third party that acquires all or substantially all of its Small Gas Turbine business and assets.
     14. Entire Agreement. This Agreement, together with the Asset Purchase Agreement, including all Exhibits to any of the foregoing, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of both Kawasaki and CESI. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives.

Kawasaki:		CESI:

Kawasaki Heavy Industries, Ltd.		Catalytica Energy Systems, Incorporated

By:	/s/ K. Daikoku	By:	/s/Rob Zack

Name:	K. Daikoku	Name:	Rob Zack

Title: Deputy General Manager of Gas Turbine Division		Title:	CEO

EXHIBIT A
MULTI-USE PATENTS

		PATENT, APPLICATION,
		OR PUBLICATION
TITLE	COUNTRY	NUMBER
Graded Palladium Containing Partial Combustion Catalyst and a Process for Using It	US	5,248,251

Graded Palladium Containing Partial Combustion Catalyst	US	5,258,349

(*) Catalyst Structure Having Integral Heat Exchange	CA	2,096,950

(*) Catalyst Structure Having Integral Heat Exchange	CH	EP0559808

(*) Catalyst Structure Having Integral Heat Exchange	DE	EP0559808

(*) Catalyst Structure Having Integral Heat Exchange	ES	EP0559808

(*) Catalyst Structure Having Integral Heat Exchange	FR	EP0559808

(*) Catalyst Structure Having Integral Heat Exchange	GB	EP0559808

(*) Catalyst Structure Having Integral Heat Exchange	IT	EP0559808

(*) Catalyst Structure Having Integral Heat Exchange	KR	234887

(*) Catalyst Structure Having Integral Heat Exchange	NL	EP0559808

(*) Catalyst Structure Having Integral Heat Exchange	RU	2065766

(*) Catalyst Structure Having Integral Heat Exchange	US	5,250,489

Palladium Partial Combustion Catalysts and a Process for Using Them	DE	EP0559844

Palladium Partial Combustion Catalysts and a Process for Using Them	FR	EP0559844

Palladium Partial Combustion Catalysts and a Process for Using Them	GB	EP0559844

Palladium Partial Combustion Catalysts and a Process for Using Them	IT	EP0559844

(*) Palladium Partial Combustion Catalysts and a Process for Using Them	JP	3191013

Exhibit A - 1

		PATENT, APPLICATION,
		OR PUBLICATION
TITLE	COUNTRY	NUMBER
Palladium Partial Combustion Catalysts and a Process for Using Them	KR	261782

Partial Combustion Process and a Structure for Use in the Process	US	5,326,253

Partial Combustion Process and a Structure for Use in the Process	US	5,511,972

(*) Partial Combustion of Palladium on a Zirconia Support and a Process for Using it	US	5,259,754

(*) Partial Combustion of Palladium on a Zirconia Support and a Process for Using it	US	5,405,260

Improved Process and Catalyst Structure Employing Integral Heat Exchange With Optional Downstream Flameholder	DE	EP0745180

Improved Catalyst Structure Employing Integral Heat Exchange	DE	EP0746674

Improved Process and Catalyst Structure Employing Integral Heat Exchange With Optional Downstream Flameholder	FR	EP0745180

Improved Catalyst Structure Employing Integral Heat Exchange	FR	EP0746674

Improved Process and Catalyst Structure Employing Integral Heat Exchange With Optional Downstream Flameholder	GB	EP0745180

Improved Catalyst Structure Employing Integral Heat Exchange	GB	EP0746674

Improved Process and Catalyst Structure Employing Integral Heat Exchange With Optional Downstream Flameholder	IT	EP0745180

Improved Catalyst Structure Employing Integral Heat Exchange	IT	EP0746674

(*) Improved Catalyst Structure Employing Integral Heat Exchange	JP	3705298

(*) Improved Catalyst Structure Employing Integral Heat Exchange	JP	3705299

Improved Catalyst Structure Employing Integral Heat Exchange	KR	373887

Improved Catalyst Structure Employing Integral Heat Exchange	SE	EP0746674

Improved Catalyst Structure Employing Integral Heat Exchange	TW	295551

Exhibit A - 2

		PATENT, APPLICATION,
		OR PUBLICATION
TITLE	COUNTRY	NUMBER
(*) Process and Catalyst Structure for Employing Integral Heat Exchange with Optional Downstream Flameholder	US	5,512,250

Process and Catalyst Structure for Employing Integral Heat Exchange with Optional Downstream Flameholder	US	5,518,697

(**) Support Structure for a Catalyst	US	6,116,014

Mixed Oxide Solid Solutions	US	6,521,566

Exhibit A - 3

EXHIBIT B
NEW TECHNICAL MATERIALS

Media	Rev	Title
MaterialSpec-001	C	Kawasaki River Lite 20-5USR Foil (BM-012) Specification

MaterialSpec-002	B	RC-100P Zirconium Oxide Powder (BM-005) Specification

MaterialSpec-003	B	Pt Diammine Nitrate Solution (BM-001) Specification

MaterialSpec-004	B	Pd Dissolved in Nitrate Acid (BM-002) Specification

MaterialSpec-005	C	Al Coated Haynes 214 Foil (BM-013) Specification

MaterialSpec-006	B	Haynes 214 2B #3 Edge Foil (BM-014) Specification

MaterialSpec-007	new	Tetraethyl Orthosilicate (BM-006) Specification

MaterialSpec-008	new	Nitric Acid (BM-007) Specification

MaterialSpec-010	new	Sulfuric Acid (BM-009) Specification

MaterialSpec-011	new	0.25N Sulfuric Acid (BM-011) Specification

MaterialSpec-012	B	Zirconium Oxide, grade DK-2 (BM-019) Specification

MaterialSpec-013	B	Zirconium Acetate (BM-003) Specification

MaterialSpec-017	new	Lattice Specification

Mfg-001	C	Corrugation Machine Operating Procedure

Mfg-002	B	Foil Cleaning Procedure

Mfg-003	F	Operation Procedure for Furnace #2

Mfg-004	B	Coating Line 1 Operating Procedure

Mfg-005	B	Rolling Machine Operation Procedure

Mfg-006	new	Spot Welding Procedure

Mfg-008	E	Operation Procedure for Furnace #1

Mfg-010	A	Zirconia Sol Production Procedure

Mfg-011	C	Prepared Sol Procedure

Mfg-012	A	Mixed Metals Preparation Procedure

Mfg-018	new	PIFT Powder Procedure

Mfg-019	new	PIFT Base Sol Production Procedure

Mfg-022	new	Coating Line Operating Procedure

Quality-001	B	Process and Manufactured Materials Acceptance Criteria

ATP-001	A	Kawasaki M1A-13X Acceptance Test Procedure

PartSpec-0001	A	Thermally Free Axial (TFA) Support Part Spec

PartSpec-0004	B	Kawasaki M1A-13X Module Foilpack Definition

PartSpec-0007	new	Catalyst Rings and Seals Qualification Procedure

Test-001	D	Testing SQP Procedure

Test-002	D	Air Compressor Operating Procedure

Test-003	D	Auxillary Gas System Operating Procedure

Test-004	D	LEWA Pump Operating Procedure

Test-005	D	ISCO Pump Operating Procedure

Test-006	D	Low Pressure Reactor Operating Procedure

Test-007	D	Catalyst Rolling Procedure

Test-008	D	Gas Analyzer Operating Procedure

Test-009	D	High Pressure Reactor Operating Procedure

Test-010	D	Testing Documentation Procedure

Exhibit B - 1

Media	Rev	Title
Test-011	C	Common Testing Procedure

Test-012	C	Flow Calibration Procedure

Test-013	D	Rig Calibration Procedure

Test-014	D	Catalyst Handling and Storage Procedure

Test-015	B	House Air Compressor Operating Procedure

ProductSpec-0005	A	Kawasaki M1A-13X Product Specification

OperSpec-0001	A	M1A-13X Fuel Composition Specification

OperSpec-0002	B	M1A-13X Air Filtration Specification

OperSpec-0003	A	M1A-13X Fuel Filtration Specification

OperSpec-0005	A	Lubricating Oil Specification

02100100-1	D	Catalyst Module Assy

02100101-1	F	Interface ring assy, outlet

22010030-1	new	Guide ring, seal assy, outlet

02100102-1	F	Guide ring assy, outlet

02100119-1	B	Spring seal, outer

02100119-2	B	Spring seal, inner

22010031-1	new	Guide ring, seal assy, inlet

02100103-1	F	Guide ring assy, inlet

22010032-1	new	Interface ring, seal assy, inlet

02100104-1	C	Interface ring assy, inlet

02100118-1	B	Hula seal, outer

02100118-2	B	Hula seal, inner

02100120-1	C	Axial supports

02100115-1	B	Shaft assy, inner support

02100116-1	B	Cap, inner support

02100114	B	Spindle, 3”

02100112	B	Spindle, 4”

22010040-02	A	Assembly Operation Sheets

22010044	new	Disassembly Operation Sheets

08021000	B	Specification, Nameplate

EL22010016	A	Equipment List Catalyst Module Assembly

22010017	B	Interface Control Definition, Catalyst Module

T22010041	A	Lifting Assembly Tool

T22010042	new	Spring Seal Check Tool

T22010043	new	Spring Seal Wedge Tool

Mfg Programs	new	Coating Line Washcoat Loading Worksheet (excel)

Mfg Programs	new	DataLogger Plot.xls (excel)

Mfg Programs	new	CorrData 1.0 xls (excel)

Mfg Programs	new	Simplified Corrugation 062601.vi (labview)

Mfg Programs	new	Tracking.mdb (access)

Mfg Programs	new	PM SprayCalcs CL2.xls (excel)

Mfg Programs	new	Foil Pack Sizing Instructions.xls (excel)

Design Tools	new	Catalyst Performance and Life Modeling (mathcad)

Design Tools	new	Operating Window Analysis (excel)

Design Tools	new	Fuel Assessment (excel)

Design Tools	new	Operational Tracking Guide (excel)

Exhibit B - 2

Media	Rev	Title
Design Tools	new	Control Schedule Development (excel)

Design Tools	new	Combustion System Cycle Analysis (excel)

Design Tools	new	Adiabatic Combustion Temperature (Tad) calculation (excel)

Design Tools	new	Catalyst Pressure Drop (excel)

Design Tools	new	Burnout Zone Sizing (excel)

Design Tools	new	Ignition Delay and CO Burnout (excel)

Summaries	n/a	Design Tool summary sheets

Build Records	n/a	Fielded and inventoried module mfg, test and assembly records

Part Records	n/a	Life tracking data for container hardware in use

Specification Sheet	n/a	ISOPAR E specification sheet

Exhibit B - 3